Exhibit (d)(18)
CONFIDENTIALITY, NON-COMPETITION AND SEVERANCE PAY AGREEMENT
     This CONFIDENTIALITY, NON-COMPETITION AND SEVERANCE PAY AGREEMENT is made as of APRIL 24, 2009 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (hereinafter the “Company”), and ROBERT J. BENSON, a resident of the State of Tennessee (the “Employee”).
     WHEREAS, the Company has agreed to employ the Employee, either directly or through a wholly owned subsidiary; and
     WHEREAS, a condition of the Employee’s employment with the Company is his execution of confidentiality, non-competition and severance pay agreement.
          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein, the parties, intending to be legally bound hereby, agree as follows:
     1. Non-Compete and Confidentiality.
          A. The Employee will, with reasonable notice during or after his employment with the Company, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
          B. The Employee recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Employee’s duties. The Employee will not during his employment with the Company (the “Period of Employment”) or after, except to the extent reasonably necessary in the performance of his duties, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Employee will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Employee will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Employee or otherwise coming into his possession are confidential and will remain the property of the Company. Upon termination of employment, Employee will immediately deliver to Company all materials, including but not limited to documents, discs, computer software and copies thereof, containing confidential and/or proprietary information of Company, whether compiled or created by Employee or furnished to him.
          C. Employee will not, either during the Period of Employment or at any time thereafter, use (except for the sole benefit of Company) or disclose to others any proprietary, secret or confidential information, knowledge or data of the Company or its affiliates.

          D. During the Period of Employment and thereafter, the Employee will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Period of Employment and for a twelve (12) month period following termination of such employment for any reason, (i) the Employee will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitor of the Company in any way that will injure the interests of the Company; and (ii) the Employee will not directly or indirectly own or hold any “Proprietary Interest” in or be employed by or receive compensation from any party engaged in the same or any similar business within fifty (50) miles of any location of the Company upon the date of termination of employment. During the Period of Employment and for a twelve (12) month period following termination of such employment for any reason, (i) the Employee will not solicit any client of the Company or discuss with any client of the Company or any employee of the Company any information or the operation of any business intended to compete with the Company; and (ii) the Employee will not, directly or indirectly, hire any current or future employee of the Company, even if such individual is no longer employed by the Company, or solicit or encourage any such employee to leave the employ of the Company. Notwithstanding the foregoing, beginning twelve (12) months after his termination of employment with the Company for any reason, Employee may hire a past employee of the Company so long as such past employee has not been so employed for at least six (6) months. For the purposes of this Agreement, “Proprietary Interest” means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Employee acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.
          E. The Employee acknowledges that his breach or threatened or attempted breach of any provision of this Agreement would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of this Agreement without being required to prove damages or furnish any bond or other security.
          F. For purposes of Sections 1, 4, 5, 6, and 7 of this Agreement, the term “Company” refers to American HomePatient, Inc., a Delaware corporation, and each corporation, limited liability company, partnership, joint venture or other business entity in which American HomePatient, Inc. directly or indirectly has a more than 5% ownership interest.
     2. Severance Pay in the Event of Termination or Other Occurrence
          A. In the event there is a “Change in Control” of the ownership of the Company, and the Company within twelve (12) months following such Change in Control, (i) terminates Employee’s employment (ii) without Employee’s consent reduces Employee’s salary or (iii) without Employee’s consent requires Employee to relocate from the greater Nashville, Tennessee area, then, immediately following termination described in (i) above, or upon Employee’s resignation following any of the occurrences described in (ii) and (iii) above, Employee shall be entitled to receive as a severance payment in a lump sum an amount equal to (x) his annual base salary (not including incentive compensation or benefits), as in effect at the time of such termination or resignation, plus (y) the annual incentive compensation Employee received for performance during Company’s immediately preceding fiscal year, multiplied by a fraction, the numerator of which is the total number of full calendar months during which Employee was employed by Company during Company’s current fiscal year prior to such termination or resignation and the denominator of which is twelve (12), plus (z) his monthly vehicle allowance (exclusive of gasoline and oil expense reimbursement) as in effect at the time of such termination or resignation multiplied by twelve (12). In addition, any earned but unpaid base salary, incentive compensation, and accrued vacation will be paid. The Company will also pay the COBRA administrative services company the COBRA premium attributable to Employee’s medical and dental insurance benefits as such benefits were in effect immediately prior to termination or resignation pursuant to this Section 2(A), with payments beginning on the first day of the calendar month immediately following the date of termination or resignation and continuing until the earlier of (i) twelve (12) months after the date of termination or resignation, or (ii) the date on which Employee is eligible to receive, as an employee, independent contractor or agent, medical and/or dental insurance benefits from a third party. The Company will deduct from the lump sum severance payment to the Employee the standard employee deduction for medical/dental insurance as in effect on the date of termination or resignation pursuant to this Section 2(A) for up to a twelve (12) month period. If Employee elects to discontinue COBRA for any reason before expiration of the twelve (12) month period and notifies the Company of the same in writing, the Company will thereafter refund to the Employee that portion of the deduction not attributable to the COBRA premium actually paid. Further, any stock options granted to the Employee will be fully vested upon a Change of Control, whether or not the Employee is terminated or resigns pursuant to this Section 2(A), notwithstanding any previously stated vesting restrictions but subject to expiration or termination pursuant to the governing stock option plan.
          B. A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation that is not a wholly-owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.
          C. Termination Without Cause Not Accompanied by a Change in Control. In the event that Company terminates Employee’s employment without cause (and such termination does not trigger the provisions of Section 2(A)), Employee shall be entitled to receive as a severance payment in a lump sum upon such termination an amount equal to (i) his annual base salary (not including incentive compensation or benefits), as in effect at the time of termination, plus (ii) the annual incentive compensation Employee received for performance during

Company’s immediately preceding fiscal year, multiplied by a fraction, the numerator of which is the total number of full calendar months during which Employee was employed by Company during Company’s current fiscal year prior to termination and the denominator of which is twelve (12), plus (iii) his monthly vehicle allowance (exclusive of gasoline and oil expense reimbursement) as in effect at the time of termination multiplied by twelve (12). Employee will also be entitled to any earned but unpaid base salary, incentive compensation, and accrued vacation. The Company will pay the COBRA administrative services company the COBRA premium attributable to Employee’s medical and dental insurance benefits as such benefits were in effect immediately prior to termination, with payments beginning on the first day of the calendar month immediately following the date of termination and continuing until the earlier of (i) twelve (12) months after the date of termination, or (ii) the date on which Employee is eligible to receive, as an employee, independent contractor or agent, medical and/or dental insurance benefits from a third party. The Company will deduct from the severance payment to the Employee the standard employee deduction for medical/dental insurance as in effect on the date of termination for up to a twelve (12) month period. If Employee elects to discontinue COBRA for any reason before expiration of the twelve (12) month period and notifies the Company of the same in writing, the Company will thereafter refund to the Employee that portion of the deduction not attributable to the COBRA premium actually paid. Further, any stock options granted to the Employee will be fully vested upon a termination under this Section 2(C), notwithstanding any previously stated vesting restrictions but subject to expiration or termination pursuant to the governing stock option plan. Termination without cause shall not include termination as a result of the following: termination for “cause”, resignation by Employee, or Employee’s death or disability. “Cause” shall mean (i) engagement by Employee in insubordination, malfeasance or misconduct, (ii) a charge or conviction of a felony offense or conviction of a misdemeanor involving moral turpitude brought against Employee, or (iii) a material breach by Employee of his obligations under this Agreement. Notwithstanding the above, it is the intent of the Company at all times to comply with the Americans With Disabilities Act, the Family and Medical Leave Act and any other applicable federal and state employment laws.
     3. Compliance Programs. The Employee will at all times while employed with the Company comply fully with the Company’s “Guidelines of Company Policies and Conduct” and any other compliance program, as such programs may be amended from time to time, and acknowledges that his obligations under such programs as an employee are contractual in nature.
     4. General Release. Employee hereby fully and forever releases the Company, its successors, assigns, affiliates, insurers, officers, directors, employees and agents, from any and all liability, causes of action, suits, damages, claims and demands whatsoever that Employee may have and that arise from or relate in any way to his employment with the Company or the conduct of the Company’s business through the date hereof.
     5. Covenant Not to Sue. Employee covenants that he will not initiate or bring any proceeding, suit, claim or administrative proceeding against Company, its affiliates, agents, employees, officers, directors, successors and assigns, arising out of or in any way related to his employment by the Company or the conduct of the Company’s business prior to the date hereof. Employee further covenants that he will not, without the Company’s prior written consent unless required to do so by means of a valid court order or subpoena, cooperate with any person in the institution or prosecution of any such proceeding, suit, claim or investigation brought, initiated or conducted by any person against the Company, its affiliates, agents, employees, officers, directors, successors and assigns. Employee further covenants that he will notify the Company immediately in the event he is contacted by any person regarding any pending or contemplated proceeding, suit, claim or investigation involving the Company, its affiliates, agents, employees, officers, directors, successors and assigns.
     6. Agreement is Voluntary and Knowing. Employee acknowledges he understands the terms and conditions of this Agreement. Employee has had the opportunity to discuss thoroughly all aspects of this Agreement with Employee’s legal counsel and has been advised to do so by Company. Employee is voluntarily entering into this Agreement, of his own free will, free of any coercion, pressure or duress. He is knowingly releasing Company in accordance with the terms contained herein. Employee further acknowledges that he is receiving consideration beyond anything of value to which he is already entitled. Employee will have up to twenty-one (21) days in which to consider this Agreement. After the execution of this Agreement, Employee will have an additional seven (7) days to revoke this Agreement. Therefore, this Agreement will become final on the eighth (8th) day after Employee has executed it. Notwithstanding anything to the contrary stated in this Agreement, the Company will not be required to make any payments or provide any benefits or other consideration to the Employee until this Agreement becomes final pursuant to the provisions of this Section 7.
     7. Final Settlement. The parties declare that each has carefully read this Agreement, as amended, that each has reviewed its terms with each one’s respective counsel, and that each agrees to it for the purpose of making a full and final adjustment and resolution of the matters addressed herein. Nothing in this Agreement is to be construed as an admission of any kind by either the Employee or the Company.
     8. Successors and Assigns. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.
     9.. Non-Assignability by the Employee. The rights and obligations of the Employee hereunder are not assignable.
     10. Governing Law. This Agreement shall be interpreted under, subject to and governed by the laws of the State of Tennessee and all questions concerning its validity, construction, and administration shall be determined in accordance thereby.
     11. Waivers. The waiver of a breach by either party of a term or provision of this Agreement, at any time or times, shall not be deemed or construed to be a waiver of any subsequent breach or breaches of the same or of any other terms or provisions of this Agreement at any time or times.
     12. Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     13. Exclusiveness. This Agreement constitutes the entire understanding and agreement between the parties with respect to the employment or severance arrangements of the Employee and supersedes any and all other agreements, oral or written, between the parties. No waiver, modification, or amendment to this Agreement shall be valid unless the same be reduced to writing and signed by the parties hereto.
     14. Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.
     15. Arbitration. Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules then in effect of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
     16. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:
          A. If to the Company, at Suite 400, 5200 Maryland Way, Brentwood, Tennessee 37027, Attention: President and Chief Executive Officer, or at such other address as may have been furnished to the Employee by the Company in writing; or
          B. If to the Employee, at 9230 Carrisbrook Lane, Brentwood, TN 37027, or such other address as may have been furnished to the Company by the Employee in writing.
     17. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another individual, entity or business that assumes this Agreement and all obligations of the Company hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY” AMERICAN HOMEPATIENT, INC.
By:	/s/ Frank Powers
	Its:	Executive Vice President & COO

“EMPLOYEE”
/s/ ROBERT J. BENSON
ROBERT J. BENSON